UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2016

SunEdison, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13736 Riverport Dr.

Maryland Heights, Missouri 63043

(Address of principal executive offices) (Zip Code)

(314) 770-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, SunEdison, Inc., (the “Company”) entered into an Agreement and Plan of Merger, dated as of July 20, 2015, as amended by the Amendment to the Agreement and Plan of Merger (the “Amendment”), dated as of December 9, 2015 (as so amended, the “Merger Agreement”), with Vivint Solar, Inc., a Delaware corporation (“Vivint Solar”), and SEV Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) pursuant to which Merger Sub was to merge with and into Vivint Solar (the “Merger”).

On March 7, 2016, the Company received a letter (the “Termination Notice”) from Vivint Solar notifying the Company that effective immediately Vivint Solar terminates the Merger Agreement pursuant to Sections 7.01(i) and 7.01(e) of the Merger Agreement.

The Termination Notice states that Vivint Solar has the right to terminate the Merger Agreement pursuant to Section 7.01(i) because the Company did not cause the closing of the Merger to occur on February 26, 2016, and that Vivint Solar notified the Company on February 26, 2016, and again on March 1, 2016, that pursuant to Section 1.02 of the Merger Agreement, the Company was required to cause the closing of the Merger to occur on February 26, 2016. Further, the Termination Notice alleges that as a result of the Company’s failure to obtain financing (whether pursuant to the commitments it had obtained previously or through alternative arrangements) and cause the closing to occur on February 26, 2016, the Company was (and continued to be) in breach of its obligations under the Merger Agreement, that the Company’s representatives informed Vivint Solar that the Company would be unable to cause the closing to occur in the foreseeable future and that as a result the Company’s breaches were incurable prior to March 18, 2016, which is the date on which the Merger Agreement becomes terminable by either party. Accordingly, the Termination Notice concludes, Vivint Solar also has the right to terminate the Merger Agreement pursuant to Section 7.01(e) thereof.

The Termination Notice states that Vivint Solar reserves all rights under the Merger Agreement and that the Company’s failure to consummate the Merger when required pursuant to the Merger Agreement constitutes a Willful Breach of the Merger Agreement (as defined therein) in respect of which Vivint Solar intends to seek all legal remedies available to it.

The material terms of the original Merger Agreement and certain related agreements were summarized in the Company’s Current Report on Form 8-K (the “Original 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2015, and the original Merger Agreement and related agreements were filed as exhibits to the Original 8-K. The material terms of the Amendment and certain related agreements were summarized in the Company’s Current Report on Form 8-K filed with the SEC on December 9, 2015 (the “Amendment 8-K”), and the Amendment and related agreements were filed as exhibits to the Amendment 8-K. As a result of the termination of the Merger Agreement, certain related agreements filed with the Original 8-K and the Amendment 8-K terminated pursuant to their terms, including, but not limited to, the Amended and Restated Voting Agreement, the Amended TERP Purchase Agreement, the Interim Agreement, the Term Facility Commitment Letter and the Bridge Facility Commitment Letter.

Item 8.01	Other Events.

On March 8, 2016, Vivint Solar filed a complaint (Vivint Solar, Inc. v. SunEdison, Inc., Case No. 12088) in the Court of Chancery of the State of Delaware (the “Court”) against the Company and Merger Sub (the “Complaint”). The Complaint alleges (a) that the Company and Merger Sub breached the Merger Agreement by failing to perform their obligations thereunder and that such breaches constitute Willful Breaches of the Merger Agreement for which Vivint Solar may seek damages and (b) that SunEdison and Merger Sub breached the covenant of good faith and fair dealing by, among other things, delaying the securing of financing in order to delay or avoid consummation of the Merger. The Complaint requests that the Court (i) render a declaratory judgment that (A) the Merger Agreement is a valid and binding contract; (B) Vivint Solar has performed its obligations under the Merger Agreement; (C) the Company and Merger Sub have breached their obligations under the Merger Agreement; (D) the Company and Merger Sub were not excused from failing to comply with their obligations under the Merger Agreement; and (E) Vivint Solar has properly terminated the Merger Agreement; (ii) award Vivint Solar damages in an amount to be proven at trial; (iii) award Vivint Solar costs of court and reasonable attorney’s fees; and (iv) award Vivint Solar such other and further relief as the Court finds equitable, appropriate and just.

Prior to receiving the Termination Notice and the Complaint, the Company and Vivint Solar had commenced discussions regarding a possible negotiated termination of the Merger Agreement. Following the filing of the Complaint on March 8, 2016, the Company cannot predict whether any discussions will continue or, if they do, whether they will result in an agreement to settle the litigation or what the terms of any such agreement might be.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2016

SUNEDISON, INC.

By:	/s/ Martin H. Truong
Name: Martin H. Truong
Title: Senior Vice President, General Counsel and Corporate Secretary

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